                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              VERTEL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                             [LOGO OF VERTEL(R)]

                               ---------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held May 13, 1999

                               ---------------

To The Shareholders of Vertel Corporation:

  Notice is hereby given that the 1999 Annual Meeting of Shareholders (the "Annual Meeting") of Vertel Corporation, a California corporation (the "Company"), will be held at the Hilton Hotel, 6360 Canoga Avenue, Woodland Hills, California 91367 on May 13, 1999, at 9:00 a.m., local time, for the following purposes:

    1. To elect the following Class I directors of the Company each to serve for a two-year term: Jeffrey M. Drazan and Howard Oringer.

    2. To authorize an amendment to the Company's 1998 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 2,500,000 shares to an aggregate of 7,700,000 shares.

    3. To authorize an amendment to the Company's 1996 Directors' Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 200,000 shares to an aggregate of 560,000 shares.

    4. To ratify the appointment of Deloitte & Touche LLP as the independent auditors for the Company for the fiscal year ending December 31, 1999.

    5. To transact such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  The Board of Directors of the Company has fixed the close of business on April 5, 1999 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting or any postponement(s) or adjournment(s) thereof.

  All shareholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you decide to attend the meeting you may vote in person even if you returned a proxy card. Your proxy is revocable in accordance with the procedures set forth in the attached Proxy Statement.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       /s/ Craig W. Johnson

                                       Craig W. Johnson
                                       Secretary

Woodland Hills, California
April 13, 1999


                            YOUR VOTE IS IMPORTANT

 In order to assure your representation at the Annual Meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the envelope provided.

                             [LOGO OF VERTEL(R)]

                               ----------------

            PROXY STATEMENT FOR 1999 ANNUAL MEETING OF SHAREHOLDERS

                               ----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

  The enclosed Proxy is solicited on behalf of the Board of Directors of Vertel Corporation (the "Company"), a California corporation, for use at its 1999 Annual Meeting of Shareholders (the "Annual Meeting") to be held Thursday, May 13, 1999, at 9:00 a.m., local time, or at any postponement(s) or adjournment(s) thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Hilton Hotel, 6360 Canoga Avenue, Woodland Hills, California 91367. The Company's principal executive offices are located at 21300 Victory Boulevard, Suite 1200, Woodland Hills, California 91367 and the principal telephone number at that location is (818) 227-1400. Effective as of April 7, 1998, the Company changed its corporate name from Retix to Vertel Corporation. In connection with the change of the Company's name, the Company's symbol on the Nasdaq Stock Market also changed from "RETX" to "VRTL."

  These proxy solicitation materials were mailed on or about April 13, 1999 to all shareholders entitled to vote at the meeting.

Revocability of Proxies

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
Gordon L. Almquist, Inspector of Elections) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting and Solicitation

  Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent. The Inspector of Elections will also determine whether or not a quorum is present. Each share of Common Stock is entitled to one vote, and the Company's Articles of Incorporation provide that there is no cumulative voting for the election of directors.

  Except in certain specific circumstances, the affirmative vote of a majority of shares represented and voting on a particular matter at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute a majority of the required quorum) is required under California law for approval of proposals presented to shareholders. In general, California law also provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted (i) for the election of the director nominees, (ii) for the amendment to the Company's 1998 Stock Option Plan, (iii) for the amendment to the Company's 1996 Directors' Stock Option Plan, (iv) for ratification of the appointment of the designated independent auditors and (v) as the proxy holders deem advisable on other matters that may come before the Annual Meeting, or any postponements or adjournments thereof, as the case may be, with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will not be considered as voting with respect to that matter. While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

  The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, electronic mail, facsimile or telegram. In addition, the Company has retained Skinner & Company to solicit proxies in connection with the Annual Meeting. The Company has agreed to pay Skinner & Company approximately $3,500 in exchange for such services.

Record Date and Share Ownership

  Only shareholders of record at the close of business on April 5, 1999 are entitled to notice of and to vote at the meeting. As of April 5, 1999, 25,128,362 shares of the Company's Common Stock were issued and outstanding.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

Nominees

  The Company's Bylaws currently provide for six directors. The Company's Board of Directors currently consists of six persons, including three Class I directors and three Class II directors. Each Class I and Class II director is elected for two year terms, with Class I directors elected in odd-numbered years (e.g., 1999) and the Class II directors elected in even-numbered years (e.g., 2000). Class I director Gilbert P. Williamson has indicated that he does not intend to seek re-election to the Company's Board of Directors at the Annual Meeting for reasons unrelated to the Company and will resign immediately prior to the Annual Meeting. Class II director Craig W. Johnson has indicated that he intends to resign from the Company's Board of Directors for reasons unrelated to the Company effective immediately prior to the Annual Meeting. M.Y. (Joe) Stephan resigned as a Class I director in January 1999 for reasons unrelated to the Company and the vacancy created by Mr. Stephan's resignation was filled by Howard Oringer in February 1999. The Company intends to recruit qualified director candidates to fill the Class I vacancy and Class II vacancy created by the resignations of Mr. Williamson and Mr. Johnson, respectively. At the Annual Meeting, two Class I directors will be elected.

  The Board of Directors has nominated the two persons named below to serve as Class I directors until the next Annual Meeting of Shareholders at which Class I directors are elected and until their successors are duly elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's two nominees named below. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees for whom the proxy holders will vote will be determined by the proxy holders. Assuming a quorum is present and no additional nominations are made, the two nominees for director receiving the greatest number of votes cast at the Annual Meeting will be elected.

  The names of the nominees for Class I director, and certain information about them as of April 5, 1999, are set forth below:

   Name of Nominee          Age                 Principal Occupation                 Director Since
   ---------------          ---                 --------------------                 --------------
   Jeffrey M. Drazan.......  40 General Partner, Sierra Ventures                          1996
   Howard Oringer..........  56 Managing Director, Communications Capital Group           1999

  Except as set forth below, each of the nominees has been engaged in his principal occupation set forth above during the past five years. There is no family relationship between any director or executive officer of the Company.

  Mr. Drazan has been a member of the Board of Directors of the Company since his appointment in January 1996. Mr. Drazan has been a general partner of Sierra Ventures, a venture capital firm, since 1985. Mr. Drazan currently serves as a director of Digital Generation Systems, a multimedia network distribution company, FaxSav, an Internet-based document distribution company, and several private companies. Mr. Drazan holds a B.S.E. in Engineering from Princeton University and an M.B.A. from New York University.

  Mr. Oringer has been a member of the Board of Directors of the Company since his appointment in February 1999. Mr. Oringer has served as the Managing Director of the Communications Capital Group, a consulting firm, since November 1994. For more than five years prior to joining the Communications Capital Group, Mr. Oringer was employed by Telesciences, Inc. a telecommunications equipment manufacturing company, where he served most recently as Chairman of the Board of Directors and Chief Executive Officer. Mr. Oringer currently serves as a director of Verilink Corporation, a maker of wide area network access products, Tekelec, Inc., a manufacturer of telecommunications test equipment, and Digital Microwave Corporation, a manufacturer of wireless telecommunications equipment. Mr. Oringer holds a B.S. in Engineering from the Stevens Institute of Technology, an M.S. in Electrical Engineering from the California Institute of Technology and an M.B.A. from Santa Clara University.

Class II Directors

  The names of the Company's Class II directors, and certain information about them as of April 5, 1999, are set forth below:

       Name of Director     Age                 Principal Occupation                 Director Since
       ----------------     ---                 --------------------                 --------------
   Bruce W. Brown..........  49 President and Chief Executive Officer of the Company      1997
   Craig W. Johnson(1).....  53 Chairman, Venture Law Group                               1993
   Ralph Ungermann.........  57 Chief Executive Officer, First Virtual Corporation        1997

(1) Mr. Johnson has indicated that he intends to resign from the Company's Board of Directors, for reasons unrelated to the Company, effective immediately prior to the Annual Meeting.

  Except as set forth below, each of the Class II directors has been engaged in his principal occupation set forth above during the past five years.

  Mr. Brown was elected to the position of President and Chief Executive Officer of the Company in January 1998. From November 1995 until January 1998, Mr. Brown was President and Chief Executive Officer of Vertel Corporation I, a former operating subsidiary of the Company which merged into the Company and whose business was substantially the same as the Company's. Mr. Brown joined Vertel Corporation I in August 1995 and served as a director of Vertel Corporation I from October 1995 until January 1998. Mr. Brown also served as Chief Financial Officer of Vertel Corporation I from October 1995 to December 1996. Prior to joining Vertel Corporation I, Mr. Brown served as President of ADC Fibermux Corporation ("Fibermux"), a supplier of fiber optic networking products, from July 1993 until August 1995. Prior to his role at Fibermux, Mr. Brown was Executive Vice President, Customer Operations at UB Networks (previously named Ungermann-Bass), an enterprise networking company, from October 1990 until July 1993. Mr. Brown holds a B.S. degree from Iowa State University and an M.P.A. from Drake University.

  Mr. Johnson has been Secretary of the Company since July 1992, and a director since February 1993. Since January 1995, he has been a Director of Venture Law Group, A Professional Corporation, outside general counsel to the Company, and from February 1993 until January 1995 he was a partner of Venture Law Group (a predecessor entity). Prior to February 1993, he was a member of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, outside general counsel to the Company in 1993. Mr. Johnson is also a director of Collagen Corporation, a biomaterials company. Mr. Johnson holds a B.A. from Yale University and a J.D. from Stanford University.

  Mr. Ungermann is a founder of First Virtual Corporation, an ATM networking company, and has served as its Chief Executive Officer since October 1993. Mr. Ungermann co-founded Ungermann-Bass Networks, Inc. in 1979 and served as its Chief Executive Officer until it was sold to Tandem Computers, Inc. in 1993. Tandem Computers was subsequently acquired by Compaq Computer Corporation in 1997. Mr. Ungermann holds a B.S. in Electrical Engineering from the University of California at Berkeley and a M.S. in Electrical Engineering from the University of California at Irvine.

Board Meetings and Committees

  The Board of Directors of the Company held a total of eight meetings during the fiscal year ended December 31, 1998. The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

  The Audit Committee of the Board of Directors presently consists of Mr. Williamson. The Company intends to appoint two non-employee directors to the Audit Committee following Mr. Williamson's resignation from the Board of Directors. During 1998, the Audit Committee consisted of Mr. Stephan and Mr. Williamson. The Audit Committee held one meeting during fiscal year 1998. The Audit Committee recommends engagement of the Company's independent auditors, and is primarily responsible for approving the services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

  The Compensation Committee of the Board of Directors presently consists of Messrs. Drazan and Johnson. The Company intends to appoint an additional non-employee director to the Compensation Committee following Mr. Johnson's resignation from the Board of Directors. The Compensation Committee held one formal meeting during fiscal year 1998. The Compensation Committee makes recommendations to the Board of Directors regarding the Company's executive compensation policy.

  During 1998, no incumbent director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which he serves, with the exception that Mr. Ungermann attended three out of the eight meetings of the Board of Directors held during 1998.

Compensation of Directors

  Non-employee members of the Board of Directors are eligible to receive a retainer of $1,750 per quarter and $1,000 per meeting of the Board of Directors attended, and may be reimbursed for costs of attending Board and committee meetings. In addition, non-employee members of the Board of Directors receive options to purchase shares of the Company's Common Stock pursuant to its 1996 Directors' Stock Option Plan (the "1996 Directors' Plan").

  The 1996 Directors' Plan provides for the grant of nonstatutory options to non-employee directors of the Company at an exercise price not less than fair market value of the Company's Common Stock on the date of grant. Each non-employee director is automatically granted an option to purchase 40,000 shares of Common

Stock (the "Initial Option") on the date on which such person first becomes a director, whether through election by the shareholders of the Company or appointment by the Board of Directors to fill a vacancy. Thereafter, on January 1 of each year, each non-employee director is automatically granted an option to purchase 10,000 shares of Common Stock (the "Annual Option") if, on such date, he or she shall have served on the Company's Board for at least six months. Options granted under the 1996 Directors' Plan have a term of ten years. The Initial Options become exercisable cumulatively to the extent of 25% of the shares subject to the option on each of the first four anniversaries of the date of grant. The Annual Options become exercisable in full on the fourth anniversary of the date of grant. In addition, both the Initial and Annual Options become exercisable in full upon dissolution or liquidation of the Company, sale of all or substantially all of the Company's assets, merger or consolidation in which the Company is not the surviving corporation, or other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged.

  Except for automatic option grants under the 1996 Directors' Plan, non-employee directors will not be eligible to receive any additional option grants or stock issuances under the 1996 Directors' Plan. The 1996 Directors' Plan provides for neither a maximum nor a minimum number of shares subject to options that may be granted to any one non-employee director, but does provide for the number of shares which may be included in any grant and the method of making a grant.

  Prior to 1996, directors of the Company were issued options under the Company's 1991 Directors' Stock Option Plan on substantially the same terms and conditions of the 1996 Directors' Plan. No additional options are being issued under the Company's 1991 Director's Stock Option Plan. Directors of the Company are eligible to receive discretionary awards under the Company's 1998 Stock Option Plan and non-statutory stock options outside of the 1998 Stock Option Plan. See "Transactions with Management and Others.".

  In addition, Messrs. Drazan, Ungermann and Williamson (the "Subsidiary Directors") were also members of the Board of Directors of the Company's former operating subsidiary, Vertel Corporation I. In such capacity, the Subsidiary Directors received options to purchase shares of Vertel Corporation I's Common Stock pursuant to its 1996 Directors' Stock Option Plan. In addition, Mr. Johnson, who was not a director of Vertel Corporation I, but acted as its Secretary, received options to purchase shares of Vertel Corporation I's Common Stock pursuant to its 1996 Stock Option Plan. Venture Law Group, A Professional Corporation, a law firm of which Mr. Johnson is a director and shareholder, also acted as legal counsel to Vertel Corporation I. An investment partnership affiliated with this law firm and another director and shareholder of this law firm received options to purchase shares of Vertel Corporation I's Common Stock pursuant to its 1996 Stock Option Plan.

  As a result of their position as directors of Wireless Solutions, a former direct subsidiary of the Company, Messrs. Drazan, Johnson and Williamson also received options to purchase stock of Wireless Solutions under its Directors' Stock Option Plan. In connection with the acquisition of Wireless Solutions by Vertel Corporation I, these options were converted into options to purchase shares of Vertel Corporation I's Common Stock.

  All of the options held by Messrs. Drazan, Johnson, Ungermann and Williamson for shares of Vertel Corporation I and Wireless Solutions Common Stock were subsequently converted into options to purchase Common Stock of the Company pursuant to an Option Exchange approved by the shareholders of the Company at the Company's 1998 Annual Meeting of Shareholders. As a result of the foregoing transactions, Messrs. Drazan, Johnson (including shares issued to Venture Law Group and other directors of Venture Law Group), Ungermann and Williamson received options to purchase a total of 18,224, 15,074, 31,500 and 18,224 shares, respectively, of the Company's Common Stock in excess of shares to which they were otherwise entitled under the Company's 1996 Directors' Stock Option Plan.

  In November 1998, the Company repurchased 1,025,000 shares of its Common Stock from M.Y. (Joe) Stephan, a former director of the Company, in exchange for the cancellation of a promissory note with a principal amount of $2,695,625 and the release of certain claims. Mr. Stephan resigned as a member of the Board of Directors in January 1999.

  Directors who are employees of the Company do not receive any additional compensation for their services as directors.

Required Vote

  The two persons receiving the highest number of affirmative votes of shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote (assuming the presence of a quorum) shall be elected directors.

Recommendation of the Board of Directors

  THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE TWO NOMINEES LISTED ABOVE.

                                PROPOSAL NO. 2

              AMENDMENTS TO THE COMPANY'S 1998 STOCK OPTION PLAN

  At the Annual Meeting, shareholders are being asked to approve amendments to the Company's 1998 Stock Option Plan (the "1998 Plan") to increase the number of shares reserved for issuance thereunder by 2,500,000 shares to a total of 7,700,000 shares. The following is a summary of principal features of 1998 Plan. This summary, however, does not purport to be a complete description of all the provisions of the 1998 Plan. Any shareholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Chief Financial Officer at the Company's principal offices at 21300 Victory Boulevard, Suite 1200, Woodland Hills, California 91367.

General

  The 1998 Plan provides for the grant of options to employees and consultants of the Company as well as employees or consultants of any corporation in which the Company owns an equity interest (an "Affiliate"). The 1998 Plan will continue in effect until May 2008, unless terminated earlier. Options granted under the 1998 Plan may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options at the discretion of the Board of Directors and as reflected in the terms of the written option agreement. The 1998 Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

  The 1998 Plan was adopted by the Company's Board of Directors in December 1997 and approved by the shareholders at the Company's Annual Meeting of Shareholders in March 1998. As of March 1, 1999, 422,094 shares of Common Stock have been issued upon exercise of options granted under the 1998 Plan, options to purchase 4,675,541 shares of Common Stock were outstanding and 102,365 shares remained available for future grant under the 1998 Plan (without taking into account the proposed amendment for which shareholder approval is being sought). As of March 1, 1999, the aggregate fair market value of shares subject to options outstanding under the 1998 Plan was approximately $8,182,000, based upon the closing price of the Common Stock on The Nasdaq Stock Market as of such date. The actual benefits, if any, to the holders of stock options granted under the 1998 Plan are not determinable prior to the exercise of options as the value, if any, of such options to their holders is represented by the difference between the market price of a share of the Company's Common Stock on the date of exercise and the exercise price of the holders' option, as set forth below. As of March 1, 1999, the following Named Executive Officers (as defined herein) and directors of the Company have received grants under the 1998 Plan: Mr. Brown (1,506,000 shares, of which 756,000 shares were issued upon conversion of existing subsidiary options); Mr. Curtis (182,299 shares, of which 132,299 shares were issued upon conversion of existing subsidiary options); Mr. Irani (200,000 shares, of which 189,000 shares were issued upon conversion of existing subsidiary options); Mr. Rampey (236,000 shares, of which 126,000 shares were issued upon conversion of existing subsidiary options); Ms. Yu (276,400 shares, of which 176,400 shares were issued upon conversion of existing subsidiary options); and Messrs. Drazan, Johnson, Ungermann and Williamson, of which 18,224, 3,734, 31,500 and 18,224 shares, respectively, were issued upon conversion of existing subsidiary options. In addition, as of such date, options to purchase 2,203,160 shares of Common Stock are held by all current employees (including officers of the Company but excluding the Named Executive Officers).

Purpose

  The purposes of the 1998 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to employees of and consultants to the Company and to promote the success of the Company's business.

Administration

  The 1998 Plan is administered by the Board of Directors and the Compensation Committee of the Board of Directors. The Compensation Committee has the exclusive authority to grant stock options and otherwise administer the 1998 Plan with respect to the Company's directors and officers eligible to participate in the 1998 Plan. Members of the Board of Directors and the Compensation Committee receive no additional compensation for their services in connection with the administration of the 1998 Plan. All questions of interpretation of the 1998 Plan are determined by the Board of Directors or the Compensation Committee, whose decisions are final and binding upon all participants.

Eligibility

  The 1998 Plan provides that either incentive stock options or nonstatutory stock options may be granted to employees (including officers and directors who are also employees) of the Company, its subsidiaries or Affiliates. In addition, the 1998 Plan provides that nonstatutory stock options may be granted to employees and consultants of the Company, its subsidiaries or Affiliates. Under the terms of the 1998 Plan, outside directors of the Company are eligible to receive grants as consultants. The Board of Directors or the Compensation Committee selects the optionees and determines the number of shares to be subject to each option. In making such determination, there are taken into account the duties and responsibilities of the optionee, the value of the optionee's services, the optionee's present and potential contribution to the success of the Company and other relevant factors.

  The 1998 Plan provides that the maximum number of shares of Common Stock which may be granted under options to any one employee during any fiscal year shall be up to 1,000,000 shares, subject to adjustment as provided in the 1998 Plan. There is also a limit on the aggregate market value of shares subject to all incentive stock options that may be granted to an optionee during any calendar year.

Terms of Options

  Each option is evidenced by a stock option agreement between the Company and the optionee. Each option is subject to the following principal additional terms and conditions:

    (a) Exercise of the Option. The Board of Directors or the Compensation Committee determines when options may be exercised. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased and by tendering of payment of the purchase price. The purchase price of the shares purchased upon exercise of an option shall be paid in consideration of such form as is determined by the Board of Directors or the Compensation Committee and specified in the option agreement, and such form of consideration may vary for each option.

    (b) Exercise Price and Consideration. The exercise price under the 1998 Plan is determined by the Board of Directors or the Compensation Committee and, in the case of an incentive stock option, may not be less than 100% of the fair market value of the Common Stock on the date the option is granted. In the case of an incentive stock option granted to an optionee who owns more than 10% of the combined voting power of all classes of stock of the Company, its parent or subsidiaries, the exercise price must not be less than 110% of the fair market value on the date of grant. The fair market value per share is equal to the average of the closing prices on the Nasdaq Stock Market for the five trading days preceding the date of grant. The 1998 Plan gives the administrator the authority to set the price of nonstatutory stock options; provided, however, that in the case of a nonstatutory stock option granted to any individual who on the last day of the Company's fiscal year, is the chief executive officer of the Company (or is acting in such capacity) or among the four highest compensated officers of the Company (other than the chief executive officer), the exercise price may not be less than 100% of the fair market value of the Common Stock on the date the option is granted. The consideration to be paid upon exercise of options shall be determined by the administrator and may include cash, check or other forms of consideration permitted under the 1998 Plan.

    (c) Termination of Employment. If the optionee's employment or consulting relationship terminates for any reason other than disability or death, options under the 1998 Plan may be exercised not later than three months (or such other period of time not exceeding three months in the case of an incentive stock option or six months in the case of a nonstatutory stock option as is determined by the Board of Directors or its committees) after such termination and may be exercised only to the extent the option was exercisable on the date of termination. However, the 1998 Plan provides that the Board of Directors or the Compensation Committee may extend such exercise periods following termination, in its discretion. In no event may an option be exercised by any person after the expiration of its term.

    (d) Disability. If an optionee is unable to continue his or her employment or consulting relationship with the Company as a result of his or her total and permanent disability, options may be exercised within six months (or such other period of time not exceeding twelve months as is determined by the Board of Directors or its committees) of termination and may be exercised only to the extent the option was exercisable on the date of termination. However, the 1998 Plan provides that the Board of Directors or its committee may extend such exercise periods following termination, in its discretion. In no event, however, may the option be exercised after its termination date.

    (e) Death. Under the 1998 Plan, if an optionee should die while employed or retained by the Company, and such optionee has been continuously employed or retained by the Company since the date of grant of the option, the option may be exercised within six months after the date of death (or such other period of time, not exceeding twelve months, unless otherwise extended, as is determined by the Board of Directors or the Compensation Committee) by the optionee's estate or by a person who acquired the right to exercise the option by bequest or inheritance to the extent the optionee would have been entitled to exercise the option had the optionee continued living and remained employed or retained by the Company for twelve months after the date of death, but in no event may the option be exercised after its termination date.

    If an optionee should die within three months (or such other period of time not exceeding three months, unless otherwise extended, as is determined by the Board of Directors or the Compensation Committee) after the optionee has ceased to be continuously employed or retained by the Company, the option may be exercised within six months after the date of death by the optionee's estate or by a person who acquired the right to exercise the option by bequest or inheritance to the extent that the optionee was entitled to exercise the option at the date of death, but in no event may the option be exercised after its termination date.

    (f) Term of Options. The 1998 Plan provides that options granted under the Plan have the term provided in the option agreement; provided, however, that in the case of an incentive stock option, the term shall be no more than ten years from the date of grant thereof or such shorter term as may be provided in the option agreement. In the case of an incentive stock option granted to an optionee who, at the time the option is granted, owns stock representing more than ten percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary, the term of the option shall be five years from the date of grant thereof or such shorter term as may be provided in the option agreement.

    (g) Option Not Transferable. An option is nontransferable by the optionee other than by will or the laws of descent and distribution, and is exercisable only by the optionee during his or her lifetime and in the event of the optionee's death by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death. In addition, the 1998 Plan gives the administrator the discretion to grant a non-statutory stock option with limited transferability rights (to a charitable trust, to a living trust or to the optionee's immediate family members).

    (h) Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1998 Plan as may be determined by the Board of Directors or its committee, including the issuance of stock withholding rights. Stock withholding rights allow an optionee to satisfy tax withholding obligations in connection with an option through the surrender of other shares of the Company's stock or the withholding of shares from the exercise transaction itself.

Adjustments Upon Changes in Capitalization

  In the event any change, such as a stock split or dividend, is made in the Company's capitalization that results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustment shall be made in the exercise price of each outstanding option, the number of shares subject to each option, the annual limitation on grants to employees, as well as the number of shares available for issuance under the 1998 Plan. In the event of the proposed dissolution or liquidation of the Company, each option will terminate unless otherwise provided by the Board of Directors or its committees.

Corporate Transactions

  In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the administrator determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the optionee shall have the right to exercise the option as to some or all of the optioned stock, including shares as to which the option would not otherwise be exercisable. If the Board (or its committees) makes an option exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the administrator shall notify the optionee that the option shall be exercisable for a period of 15 days from the date of such notice, and that the option will terminate upon the expiration of such period.

Amendment and Termination

  The Board of Directors may amend the 1998 Plan at any time or from time to time or may terminate it without approval of the shareholders; provided, however, that shareholder approval is required for any amendment to the 1998 Plan that increases the number of shares that may be issued as incentive stock options under the 1998 Plan, modifies the standards of eligibility, modifies the annual limitation on grants to employees described in the 1998 Plan or results in other changes that would require shareholder approval to qualify options granted under the 1998 Plan as performance-based compensation under
Section 162(m) of the Code. The 1998 Plan will terminate in May 2008, provided that any options then outstanding under the 1998 Plan shall remain outstanding until they expire by their terms.

Section 162(m) of the Internal Revenue Code

  Section 162(m) of the Code, enacted as part of the Omnibus Budget Reconciliation Act of 1993, provides that a publicly held corporation cannot deduct compensation of a covered employee (the CEO and the four other most highly compensated employees for the taxable year whose compensation is required to be reported to shareholders under the Exchange Act) to the extent the compensation exceeds $1 million per tax year. There is a statutory exception to this limitation for compensation based on the attainment of performance goals. Income derived from stock options will qualify for this exception and thus be treated as performance-based compensation if granted in accordance with requirements set forth in Section 162(m).

Federal Income Tax Aspects of the 1998 Plan

  The following is a brief summary of the U.S. federal income tax consequences of transactions under the 1998 Plan based on federal income tax laws in effect as of this date. This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular optionee based on his or her specific circumstances. The summary addresses only current U.S. federal income tax law and expressly does not discuss the income tax law of any state, municipality or non-U.S. taxing jurisdiction or gift, estate or other tax laws other than federal income tax law. The Company advises all optionees under the 1998 Plan to consult their own tax advisors concerning tax implications of option grants and exercises and the disposition of stock acquired upon such exercises under the 1998 Stock Option Plan.

  Options granted under the 1998 Plan may be either "incentive stock options," as defined in Section 422 of the Code, or nonstatutory stock options.

  If an option granted under the 1998 Plan is an incentive stock option, under U.S. tax laws the optionee will recognize no income upon grant of the incentive stock option and incur no income tax liability due to the exercise, although the exercise may give rise to alternative minimum tax (see discussion below). The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after receipt of the shares by the optionee, any gain will be treated as long-term capital gain under U.S. tax laws. If both of these holding periods are not satisfied, the optionee will recognize ordinary income under U.S. tax laws upon sale of the shares equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee upon such a sale prior to expiration of the holding periods. Any gain recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized under U.S. tax laws as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier. The current federal tax rate on long-term capital gains is capped at 20% whereas the maximum federal tax rate on other income is 39.6%. Capital losses are allowed under U.S. tax laws in full against capital gains plus $3,000 of other income.

  All other options which do not qualify as incentive stock options are referred to as nonstatutory stock options. An optionee will not recognize any taxable income under U.S. tax laws at the time he or she is granted a nonstatutory stock option. However, upon its exercise, under U.S. tax laws the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the exercise price. The income recognized by an optionee who is also an employee of the Company will be subject to tax withholding by the Company by payment in cash or out of the current earnings paid to the optionee. Upon resale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated under U.S. tax laws as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than 12 months.

  The exercise of an incentive stock option may subject the optionee to the alternative minimum tax under Section 55 of the Code. The alternative minimum tax is calculated by applying a tax rate of 26% to alternative minimum taxable income of joint filers up to $175,000 ($87,500 for married taxpayers filing separately) and 28% to alternative minimum taxable income above that amount. Alternative minimum taxable income is equal to (i) taxable income adjusted for certain items, plus (ii) items of tax preference less (iii) an exclusion of $45,000 for joint returns, $33,750 for unmarried individual returns and $22,500 in the case of married taxpayers filing separately (which exemption amounts are phased out for upper-income taxpayers). Alternative minimum tax will be due if the tax determined under the foregoing formula exceeds the regular tax of the taxpayer for the year.

  In computing alternative minimum taxable income, shares purchased upon exercise of an incentive stock option are treated as if they had been acquired by the optionee pursuant to exercise of a nonstatutory stock option. As a result, the optionee recognizes alternative minimum taxable income equal to the excess of the fair market value of the shares on the date of exercise over the option's exercise price. Because the alternative minimum tax calculation may be complex, any optionee who upon exercising an incentive stock option would recognize (together with other alternative minimum taxable income preference and adjustment items for the year) alternative minimum taxable income in excess of the exclusion amount noted above should consult his or her own tax advisor prior to exercising the incentive stock option.

  If an optionee pays alternative minimum tax, the amount of such tax may be carried forward as a credit against any subsequent year's regular tax in excess of the alternative minimum tax for such year.

Required Vote

  The affirmative vote of the holders of a majority of the Common Stock represented and voting at the Annual Meeting (which shares voting affirmatively also represent a majority of the required quorum) is required for the approval of the amendments to the 1998 Plan.

Recommendation of the Board of Directors

  THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR APPROVAL OF THE AMENDMENTS TO THE 1998 PLAN.

                                PROPOSAL NO. 3

         AMENDMENTS TO THE COMPANY'S 1996 DIRECTORS' STOCK OPTION PLAN

  At the Annual Meeting, the Company's shareholders are being asked to approve amendments to the Company's 1996 Directors' Stock Option Plan (the "Directors' Plan") in order to increase the number of shares available for issuance thereunder by 200,000 shares to an aggregate of 560,000 shares. The following is a summary of principal features of the Directors' Plan. This summary, however, does not purport to be a complete description of all the provisions of the Directors' Plan. Any shareholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Chief Financial Officer at the Company's principal offices at 21300 Victory Boulevard, Woodland Hills, California 91367.

General and Purpose

  The Directors' Plan provides for the grant of nonstatutory stock options to non-employee directors of the Company. It is designed to work automatically and not to require administration; however, to the extent administration is necessary, it will be provided by the Board of Directors.

  The Directors' Plan was adopted by the Board of Directors in January 1996 and approved by the shareholders in June 1996. As of March 1, 1999, 20,000 shares of Common Stock have been issued upon exercise of options granted under the Directors' Plan, options to purchase 260,000 shares of Common Stock were outstanding and 80,000 shares remained available for future grant under the Directors' Plan (without taking into account the proposed amendment for which shareholder approval is being sought). As of March 1, 1999, the aggregate fair market value of shares subject to options outstanding under the Directors' Plan was approximately $455,000, based upon the closing price of the Common Stock on The Nasdaq Stock Market as of such date. The actual benefits, if any, to the holders of stock options granted under the Directors' Plan are not determinable prior to the exercise of options as the value, if any, of such options to their holders is represented by the difference between the market price of a share of the Company's Common Stock on the date of exercise and the exercise price of the holders' option, as set forth below. As of March 1, 1999, the following non-employee directors of the Company have received grants under the Directors' Plan: Mr. Drazan (70,000 shares); Mr. Johnson (70,000 shares); Mr. Oringer (40,000 shares); Mr. Ungermann (10,000 shares); and Mr. Williamson (70,000 shares). If the proposed amendment to increase the number of shares available for grant under the Directors' Plan is approved by the shareholders at the Annual Meeting and the Class I directors are elected as proposed (see Proposal No. 1 above), the following non-employee directors will receive options to purchase the number of shares of Common Stock indicated between the date of the Annual Meeting and the date of next year's annual meeting of shareholders: Mr. Drazan (10,000 shares); Mr. Oringer (10,000 shares); and Mr. Ungermann (10,000 shares) (such grants take into account the anticipated resignations of Messrs. Johnson and Williamson).

  The purposes of the Directors' Plan are to provide an incentive for directors to continue to serve the Company as directors and to assist the Company in recruiting highly qualified individuals when vacancies occur on the Board of Directors.

  The Directors' Plan is not a qualified deferred compensation plan under
Section 401(a) of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Grant and Exercise of Option

  The Directors' Plan provides that each person who becomes a non-employee director after the effective date of the Directors' Plan shall be automatically granted a "First Option" to purchase 40,000 shares of Common Stock on the date on which such person first becomes a non-employee director, whether through election by the shareholders of the Company or appointment by the Board of Directors to fill a vacancy. A "Subsequent Option" to purchase 10,000 shares of Common Stock is automatically granted to each non-employee director on the first day of each fiscal year, provided that on that date the non-employee director has served on the Board of Directors for at least six months.

  The Directors' Plan provides for neither a maximum nor a minimum number of shares subject to options that may be granted to any one non-employee director, but does provide for the number of shares that may be included in any grant and the method of making a grant. No option granted under the Directors' Plan is transferable by the optionee other than by will or the laws of descent or distribution or pursuant to the terms of a qualified domestic relations order (as defined by the Code), and each option is exercisable, during the lifetime of the optionee, only by such optionee.

  The Directors' Plan provides that each First Option granted thereunder becomes exercisable in installments cumulatively as to 25% of the Shares subject to the First Option on each of the first, second, third and fourth anniversaries of the date of grant of the First Option, and as to 100% of the Shares subject to the Subsequent Option on the fourth anniversary of the date of grant of the Subsequent Option. The options remain exercisable for up to ninety days following the optionee's termination of service as a director of the Company, unless such termination is a result of death, in which case the options remain exercisable for up to a six-month period, or disability, in which case the options remain exercisable for up to a six-month period.

  During the fiscal year ended December 31, 1998, the following non-employee directors each received an option to purchase 10,000 shares of the Company's Common Stock: Mr. Drazan, Mr. Johnson, Mr. Ungermann and Mr. Williamson.

Exercise Price and Term of Options

  The exercise price of all stock options granted under the Directors' Plan shall be equal to the fair market value of a share of the Company's Common Stock on the date of grant of the option, which is defined to be the closing sale price of the Company's Common Stock on The Nasdaq Stock Market on the immediately preceding trading date. Options granted under the Directors' Plan have a term of ten years.

Merger or Sale of Assets

  In the event of the dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation in which the Company is not the surviving corporation or any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, each non-employee director shall either (a) be given a reasonable time within which to exercise the option, including any part of the option that would not otherwise be exercisable, prior to the effectiveness of such dissolution, liquidation, sale, merger or reorganization, at the end of which time the option shall terminate, or (b) receive the right to exercise the option, including as to shares underlying the option which would not otherwise be exercisable (or receive a substitute option with comparable terms, as to an equivalent number of shares of stock of the successor corporation).

Amendment and Termination

  The Board of Directors may at any time amend or terminate the Directors' Plan, except that such termination cannot affect options previously granted without the agreement of any optionee so affected. Notwithstanding the foregoing, the provisions regarding the grant of options under the Directors' Plan may be amended only once in any six-month period, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

  If not terminated earlier, the Directors' Plan will expire in 2006.

U.S. Federal Income Tax Information

  The following is a brief summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Directors' Plan, and does not purport to be complete, and does not discuss the income tax laws of any municipality, state or foreign country in which an optionee may reside. The Company advises all eligible directors to consult their own tax advisors concerning tax implications of option grants and exercises and the disposition of stock acquired upon such exercises under the Directors' Plan.

  Options granted under the Directors' Plan are nonstatutory stock options. An optionee will not recognize any taxable income under U.S. tax law at the time he or she is granted a nonstatutory stock option. However upon its exercise, the optionee will generally recognize ordinary income for U.S. income tax purposes measured by the excess of the then fair market value of the shares over the option price. Upon resale of such shares by the optionee, any difference between the sale price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain (or loss), and will be long-term capital gain if the optionee has held the shares more than one year. The Company will be entitled to a tax deduction in the amount and at the time that the optionee recognizes ordinary income with respect to shares acquired upon exercise of a nonstatutory stock option.

Required Vote

  The affirmative vote of the holders of a majority of the Common Stock represented and voting at the Annual Meeting (which shares voting affirmatively also represent a majority of the required quorum) is required for the approval of the amendments to the Directors' Plan.

Recommendation of the Board of Directors

  THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE APPROVAL OF THE AMENDMENT OF THE 1996 DIRECTORS' STOCK OPTION PLAN.

                                PROPOSAL NO. 4

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has selected Deloitte & Touche LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 1999 and recommends that the shareholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Deloitte & Touche LLP has audited the financial statements of the Company since 1987. Representatives of Deloitte & Touche LLP are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Recommendation of the Board of Directors

  THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.

                 COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The following table sets forth the beneficial ownership of the Company's Common Stock as of March 1, 1999 as to (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers as defined in the Summary Compensation Table herein, and (iv) all directors, Named Executive Officers and executive officers as a group.

                                                               Shares
                                                       Beneficially Owned(1)
                                                       ---------------------
  5% Shareholders, Directors, Named
 Executive Officers, and Directors, Named                             Percent
Executives and Executive Officers as a Group            Number(2)     of Total
--------------------------------------------           ------------- ----------
Sierra Ventures......................................      4,457,627       17.7%
 3000 Sand Hill Road
 Building 4, Suite 210
 Menlo Park, California 94025
Jeffrey M. Drazan(2)(3)..............................         42,185          *
Craig W. Johnson(2)(4)...............................         63,733          *
Howard Oringer(2)....................................              0        --
Gilbert P. Williamson(2).............................         67,185          *
Bruce W. Brown(2)....................................        569,400        2.2%
Ralph Ungermann(2)...................................         19,425          *
Jeffrey Curtis(2)....................................         82,686          *
Cyrus Irani(2).......................................        120,836          *
Fred Rampey(2).......................................         41,998          *
Ningning Yu(2).......................................        113,925          *
All directors, Named Executive Officers and executive
 officers as a group (11 persons)....................      1,121,373        4.3%

 * Less than 1%.

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

(2) Includes options to purchase the Company's Common Stock exercisable within sixty (60) days of March 1, 1999 as follows: Mr. Drazan (42,185); Mr. Johnson (63,733); Mr. Williamson (67,185); Mr. Brown (567,000); Mr.
    Ungermann (19,425); Mr. Curtis (82,686); Mr. Irani (117,139); Mr. Rampey (41,998); and Ms. Yu (113,925).

(3) Total excludes 4,457,627 shares of the Company's Common Stock held by Sierra Ventures, V, L.P. ("Sierra"). Mr. Drazan is a general partner of Sierra and disclaims beneficial ownership of such shares except to the extent of his monetary interest therein.

(4) Shares held by Mr. Johnson are beneficially owned by various investment partnerships of which Mr. Johnson and certain other employees of Venture Law Group, A Professional Corporation, legal counsel to the Company, are partners. Mr. Johnson disclaims beneficial ownership of such shares except to the extent of his monetary interest therein aggregating 6,000 shares.

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph set forth herein shall not be incorporated by reference into any such filings.

                     REPORT OF THE COMPENSATION COMMITTEE

Executive Compensation Principles

  This Committee report summarizes the principal components of the Company's executive officer compensation programs and describes the basis on which fiscal 1998 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company, including the executive officers who are named in the compensation tables (the "Named Executive Officers").

  The Compensation Committee of the Board of Directors is currently composed of two non-employee directors. As members of the Compensation Committee, it is our responsibility to set and administer the policies which govern compensation and stock ownership programs, and to set compensation levels of the chief executive and other executive officers.

  The following objectives have been adopted by the Compensation Committee as guidelines for compensation decisions: (i) to provide a competitive compensation package that enables the Company to attract and retain key executives, (ii) to integrate all pay programs with the Company's annual and long-term business strategy and objectives, and focus executive actions on the fulfillment of those objectives, and (iii) to provide variable compensation opportunities that are directly linked with the performance of the Company and that align executive remuneration with the interests of shareholders.

  The Company's executive compensation program consists of base salary, annual incentive compensation and long-term equity incentives in the form of stock options under the Company's 1998 Plan. Executives are also eligible for benefits generally available to all employees of the Company, including medical plans, a 401(k) savings plan and participation in the Company's 1991 Employee Stock Purchase Plan.

  Base salary levels for the Company's executive officers are competitively set relative to companies of comparable size, geographic scope and complexity to Vertel Corporation. In determining salaries the Compensation Committee also considers individual experience, performance and specific issues particular to the Company.

  Annual incentive compensation is provided to executive officers through a bonus program which rewards achievement of desired levels of corporate and business unit performance. At the beginning of each fiscal year, the Board of Directors determines threshold and target goals for Company and business unit performance. The corporate performance rating is based on achievement by the Company of revenue and operating profit goals. Bonuses for business unit performance are based on achievement of defined revenue levels and operating profitability of the business unit. The Board of Directors determines the amount of incentive compensation to be paid to the respective executive officers for achievement by the Company and the business units of performance goals based upon the recommendations of the Compensation Committee. In addition, the Board of Directors determines the amount of annual incentive compensation to be paid under commission agreements to executive officers who directly manage the Company's sales organization for achieving specified sales levels based upon the recommendations of the Compensation Committee. In 1998, the Board of Directors approved discretionary performance-based cash bonuses for each of the Company's Vice Presidents and the Chief Executive Officer pursuant to a Management Incentive Plan. The Management Incentive Plan authorizes cash bonuses equal to a certain percentage of base salary for all executive vice presidents and the Chief Executive Officer based upon sequential quarterly operating revenues and annual profits of the Company. During 1998, Bruce Brown, Cyrus Irani and Fred Rampey earned bonuses under such plan equal to 33%, 43%, and 42%, respectively, of such officer's targeted bonus amount for 1998.

  Longer-term incentive compensation consists of grants of stock options under the Company's stock option plans. The Compensation Committee strongly believes that by providing those persons who have substantial responsibility for the execution of the Company's strategic plans, day-to-day management and growth with an opportunity to increase their ownership of the Company's stock, the best interests of shareholders and executives will be closely aligned. Therefore, executives are eligible to receive stock options from time to time, giving them the right to purchase shares of Common Stock of the Company at a specified price in the future. The number of stock options granted to executive officers is based on both individual performance and competitive practices.

  During 1998, the members of the Company's Compensation Committee felt that, in light of the market for qualified technology industry executives, it was important to provide an environment in which management was comfortable operating with a view towards the Company's long-term performance, without the distractions associated with short-term fluctuations in the Company's operating results or the possible effects of a merger or acquisition of the Company. As a result, the Company's Compensation Committee in October 1998 approved a Retention Agreement for each employee of the Company at the Vice President level and above, including the Chief Executive Officer. Under the terms of the Retention Agreements, these officers have agreed to continue to be employed by the surviving corporation for at least six (6) months following a merger or acquisition of the Company and in consideration, the Company has agreed that if the officer's employment with such entity is involuntarily terminated within the first year following such a change of control, the officer will be entitled (a) to continue to receive his or her regular salary for one (1) year following such termination (b) to receive a bonus equal to one-half (1/2) of such officer's average bonus during each of the preceding three (3) years, and (c) to have the vesting with respect to any options or restricted stock then held by such officer accelerated such that the number of vested shares is equivalent to that number that would have vested had the officer continued to be employed by the surviving entity for two (2) years following the change of control. See "Transactions With Management and Others."

Chief Executive Officer Compensation

  Mr. Brown was paid a base salary of $228,980 during 1998 and earned a bonus of $22,900. In determining the compensation package of the Chief Executive Officer, the Compensation Committee considered the Company's overall performance in 1998, as well as the factors listed above which are considered for each executive officer. The Compensation Committee believes that Mr. Brown's 1998 compensation package includes the necessary base compensation level required to attract and retain a qualified Chief Executive Officer.

  In evaluating Mr. Brown's compensation for 1999, the Compensation Committee considered the amount of his current stock ownership, including the portion that was unvested, changes in the compensation for similarly situated Chief Executives and the relative level of difficulty involved in attaining his bonus-related objectives. Based on these, as well as other factors, the Board set Mr. Brown's annual salary at $265,000 and set his target bonus amount at $132,500. Mr. Brown's target bonus amount for 1999 may be earned based upon meeting or exceeding certain consolidated pre-tax income and revenue for each quarter during 1999 and other performance criteria, such as increasing the visibility of the Company in the investment community, increasing shareholder value, expansion activities, recruiting and achieving Year 2000 compliance.

  As a senior member of management, Mr. Brown also entered into a Retention Agreement on the terms described above.

 Compliance with Internal Revenue code Section 162(m)

  Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. However, compensation which qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable upon attainment of pre-established, objective performance goals under a plan approved by the shareholders.

  The compensation paid to the Company's executive officers for the 1998 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the compensation to be paid to the company's executive officers for fiscal 1999 will exceed that limit. The Company's 1998 Stock Option Plan is structured so that any compensation income realized by an executive officer as a result of the exercise of an outstanding option or the sale of option shares under the 1998 Stock Option Plan would qualify as "performance-based" compensation which will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will continue to monitor the compensation levels potentially payable under the Company's cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, the Company's compensation philosophy and the Company's best interests.

                                          COMPENSATION COMMITTEE
                                          Jeffrey M. Drazan
                                          Craig W. Johnson

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  There are currently no employee directors serving on the Compensation Committee. The following non-employee directors served on the Compensation Committee during 1998: Jeffrey M. Drazan, Craig W. Johnson and Gilbert P. Williamson.

                               PERFORMANCE GRAPH

  The following graph compares, for the period from January 1, 1994 through December 31, 1998, the cumulative total shareholder return for the Company, the Standard & Poor's 500 Stock Index (the "S&P 500") and the Nasdaq Telecommunications Index (the "Telecom Index").

  Measurement points are the last trading days of the Company's fiscal years ended December 31, 1994, December 30, 1995, December 28, 1996, December 27, 1997 and December 31, 1998. The graph assumes that $100 was invested on January 1, 1994 in the Common Stock of Vertel Corporation, the S&P 500 and the Telecom Index, and further assumes reinvestment of dividends. The investment returns of each issuer within the Telecom Index have been weighted according to the respective issuer's stock market capitalization at the beginning of each of the periods presented. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
          AMONG VERTEL CORPORATION, S&P 500 AND NASDAQ TELECOM INDEX

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           VERTEL         S&P
(Fiscal Year Covered)        CORPORATION    500           TELECOM INDEX
-------------------          -----------    ---------     -------------
FYE   1994                   $ 40.51        $101.32       $121.44
FYE   1995                   $ 21.52        $139.40       $139.33
FYE   1996                   $ 68.35        $171.40       $142.46
FYE   1997                   $ 47.46        $228.58       $210.96
FYE   1998                   $ 17.09        $293.91       $344.31

* Assumes $100 invested at 1/1/94 in Common Stock of the Company and in each of the comparative indices.

                      COMPENSATION OF EXECUTIVE OFFICERS
                          SUMMARY COMPENSATION TABLE

  The following table shows the compensation received by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company or its subsidiaries for fiscal year 1998 (the "Named Executive Officers"), and the compensation received by each such individual for the Company's two prior fiscal years.

                                                                  Long-Term
                                                                 Compensation
                                     Annual Compensation            Awards
                              ---------------------------------- ------------
                                                                  Securities
   Name and Principal                               Other Annual  Underlying     All Other
        Position         Year Salary(1) Bonus(2)(3) Compensation   Options    Compensation(4)
   ------------------    ---- --------- ----------- ------------ ------------ ---------------
Bruce Brown............. 1998 $228,980    $22,900        --           --          $  609
 President and Chief     1997  205,223     11,875        --           --           1,315
  Executive Officer      1996  201,218     13,500        --           --             --

Jeffrey Curtis(5)....... 1998  110,192     50,326        --           --              33
 Former Vice President,  1997   82,039     61,733        --           --             --
  Sales, Americas and    1996   70,000     38,157        --           --             --
  Asia Pacific

Cyrus Irani............. 1998  142,907     14,700        --           --             326
 Vice President,         1997  121,501      6,175        --           --             --
  Professional           1996   84,923        --         --           --             --
  Services

Fred Rampey............. 1998  157,590     15,700        --           --             357
 Vice President,         1997    8,324        --         --           --             --
  Engineering            1996      --         --         --           --             --


Ningning Yu(6).......... 1998  132,305        --         --           --             357
 Former Vice President,  1997  115,415     29,810        --           --             --
 Engineering             1996   93,052     16,000        --           --             --

--------
(1) Includes amounts deferred under the Company's 401(k) plan.

(2) Includes bonuses and commissions earned in the indicated fiscal year and paid in the subsequent fiscal year. Excludes bonuses paid in the indicated fiscal year but earned in the preceding fiscal year.

(3) Executive officers are entitled to discretionary bonuses based on individual and corporate performance. These bonuses are determined by the Board of Directors based on the recommendation of the Compensation Committee. See "Report of the Compensation Committee."

(4) Amounts represent life insurance premiums paid by the Company on behalf of such Named Executive Officer during the period indicated.

(5) Mr. Curtis resigned from the Company in January 1999.

(6) Ms. Yu resigned from the Company in January 1999.

                    STOCK OPTION GRANTS IN FISCAL YEAR 1998

  The following table provides information with respect to the stock option grants made during the year ended December 31, 1998 under the Company's 1998 Stock Option to the Named Executive Officers. No stock appreciation rights were granted to these individuals during such fiscal year.

                                                    Individual Grants
                         ------------------------------------------------------------------------
                                                                          Potential Realizable
                                    % of Total                              Value at Assumed
                                     Options                                 Annual Rates of
                         Securities Granted to                          Stock Price Appreciation
                         Underlying Employees   Exercise or              for Option Term ($) (2)
                          Options   in Fiscal   Base Price   Expiration -------------------------
Name                      Granted    Year(1)   ($ per share)    Date      5% ($)       10% ($)
----                     ---------- ---------- ------------- ---------- ----------- -------------
Bruce Brown (5).........  378,000      7.4%      $0.79365     11/01/05      188,668       478,122
                          378,000      7.4%      $3.96825     10/01/06      943,341     2,390,611

Jeffrey Curtis (3) (5)..  132,299      2.6%      $2.23015     06/09/07      185,553       470,228
                           50,000      1.0%      $1.45000     09/28/08       45,595       115,546

Cyrus Irani (5).........   50,400      1.0%      $0.79365     03/18/06       25,156        63,750
                           25,200      0.5%      $3.96825     04/14/07       62,889       159,374
                           88,200      1.7%      $1.98412     07/05/07      110,056       278,904
                           25,200      0.5%      $1.98412     10/09/06       31,445        79,687
                           11,000      0.2%      $1.45000     09/28/08       10,031        25,420

Fred Rampey (5).........  126,000      2.5%      $3.69047     12/17/07      292,436       741,089
                           10,000      0.2%      $1.45000     09/28/08        9,119        23,109

Ningning Yu (4) (5).....  176,400      3.5%      $2.23015     06/09/07      247,406       626,976
                          100,000      2.0%      $2.53125     07/14/08      159,189       403,416

(1) Based on options to purchase an aggregate of 5,097,635 shares (net of cancellations) granted to employees (including employee directors) during the fiscal year ended December 31, 1998. The foregoing total excludes options granted to consultants and non-employee directors.

(2) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation of the exercise price per share from the date of grant to the end of the option term. Actual gains, if any, on stock option exercises are dependent upon a number of factors, including the future performance of the Common Stock and the timing of the option exercises, as well as the optionee's continued employment through the term of the option. There can be no assurance that the amounts reflected in this table will be achieved.

(3) Mr. Curtis resigned from the Company in January 1999.

(4) Ms. Yu resigned from the Company in January 1999.

(5) At the Company's Annual General Meeting of Shareholders in March 1998, the Shareholders approved the conversion of certain existing subsidiary options to options of the Company. The shares issued on conversion are included above and total 756,000 shares for Mr. Brown; 132,299 shares for Mr. Curtis; 189,000 shares for Mr. Irani; 126,000 shares for Mr. Rampey; and 176,400 shares for Ms. Yu.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR AND
                      FISCAL YEAR-END OPTION VALUE TABLE

  The following table provides certain summary information concerning shares of Common Stock acquired upon exercise of stock options and represented by outstanding stock options, for each of the Named Officers as of December 31, 1998.

                                                Number of Securities
                                               Underlying Unexercised     Value of Unexercised
                                               Options at Fiscal Year-    In-the-Money Options
                           Shares                        End             at Fiscal Year-End (1)
                         Acquired On  Value   ------------------------- -------------------------
Name                      Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------- ----------- ------------- ----------- -------------
Bruce Brown.............      --        --      541,800      214,200      338,820         --
Jeffrey Curtis (2)......      --        --       82,686       99,613          --       12,000
Cyrus Irani.............      --        --      103,477       96,523       45,176       2,640
Fred Rampey.............      --        --       31,499      104,501          --        2,400
Ningning Yu (3).........      --        --      110,250      166,150          --          --

--------
(1) Determined based on the closing price of the Company's Common Stock as reported on The Nasdaq Stock Market on December 31, 1998 ($1.69 per share).

(2) Mr. Curtis resigned from the Company in January 1999.

(3) Ms. Yu resigned from the Company in January 1999.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

  Non-employee members of the Company's Board of Directors are eligible to receive cash compensation and options to purchase shares of Common Stock in connection with their service on the Board. See "Proposal No. 1 Compensation of Directors."

  During 1998, the Company repurchased 1,025,000 shares of its Common Stock from M.Y. (Joe) Stephan, a former director of the Company, in exchange for the cancellation of a promissory note with a principal amount of $2,695,625 and the release of certain claims. Mr. Stephan resigned as a member of the Board of Directors in January 1999.

  On January 5, 1999, the Company entered into a Consulting Agreement with Mr. Stephan pursuant to which Mr. Stephan agreed to be retained by the Company to provide certain consulting services to the Company from January 5, 1999 through December 31, 2001. In consideration for entering into such Consulting Agreement, on January 5, 1999, Mr. Stephan was granted a fully vested nonstatutory stock option to purchase 256,250 shares of the Company's Common Stock.

  On January 26, 1999, Howard Oringer, a director of the Company, received a nonstatutory stock option exercisable for up to 50,000 shares of Common Stock. Such stock option was granted outside of the 1998 Stock Option Plan and vests over 20 (twenty) days of consulting services rendered by Mr. Oringer at a rate of 2,500 shares per such day of consulting services rendered. Also on January 26, 1999, Mr. Oringer received a second nonstatutory stock option exercisable for up to 50,000 shares of Common Stock. Such second stock option was granted outside of the 1998 Stock Option Plan and vests at the rate of 25,000 shares upon the closing of each of up to two acquisitions pursuant to which the Company acquires all or substantially all of the acquired company's assets or capital stock or through a merger with any such acquired company; provided, however, that the Company's financial model for any such acquisition shall provide the Company with a minimum of $5 million in annual revenue to the Company on a consolidated basis.

  The Company entered into Retention Agreements with each of its Vice Presidents and the Chief Executive Officer, which agreements are described herein under "Report of the Compensation Committee--Executive Compensation Principles."

  On January 12, 1999, the Company entered into an Employment Agreement with Bruce Brown, President and Chief Executive Officer, which governs any termination of Mr. Brown's employment that occurs prior to any change of control as contemplated by the Company's Retention Agreement with Mr. Brown dated October 23, 1998. Such Employment Agreement terminates upon a change of control and provides, among other things, that in the event of an involuntary termination, Mr. Brown shall receive (i) a severance payment equal to 12 (twelve) months' salary, which amount shall be paid in one lump sum payment within two weeks of the date of such involuntary termination; (ii) a pro-rated portion of any target quarterly bonus accrued to Mr. Brown through the date of such involuntary termination; and (iii) continuation of health insurance benefits for 12 (twelve) months following such termination date. Under the terms of his Employment Agreement, Mr. Brown agrees to certain non-competition and non-solicitation provisions during the term of his employment and any severance period.

  On January 12, 1999, the Company entered into an Employment Agreement with Cyrus Irani, Vice President Professional Services Unit, which governs any termination of Mr. Irani's employment that occurs prior to any change of control as contemplated by the Company's Retention Agreement with Mr. Irani dated October 23, 1998. Such Employment Agreement terminates upon a change of control and provides, among other things, that in the event of an involuntary termination, Mr. Irani shall a receive severance payment equal to: (i) either
(A) an amount equal to 12 (twelve) months' salary if such termination occurs within the first year following the date of the Employment Agreement, or (B) an amount equal to 6 (six) months' salary if such termination occurs after the first year following the date of the Employment Agreement, with such amount to be paid in one lump sum payment within two weeks of the date of such involuntary termination; (ii) a pro-rated portion of any target quarterly bonus accrued to Mr. Irani through the date of such involuntary termination; and (iii) continuation of health insurance benefits for the applicable severance period. Under the terms of his Employment Agreement, Mr. Irani agrees to certain non-competition and non-solicitation provisions during the term of his employment and any applicable severance period.

  On January 12, 1999, the Company entered into an Employment Agreement with Gordon Almquist, Vice President Finance & Administration and Chief Financial Officer, which governs any termination of Mr. Almquist's employment that occurs prior to any change of control as contemplated by the Company's Retention Agreement with Mr. Almquist dated October 23, 1998. Such Employment Agreement terminates upon a change of control and provides, among other things, that in the event of an involuntary termination, Mr. Almquist shall receive a severance payment equal to: (i) either (A) an amount equal to 12 (twelve) months' salary if such termination occurs within the first year following the date of the Employment Agreement, or (B) an amount equal to 9
(nine) months' salary if such termination occurs after the first year following the date of the Employment Agreement, with such amount to be paid in one lump sum payment within two weeks of the date of such involuntary termination; (ii) a pro-rated portion of any target quarterly bonus accrued to Mr. Almquist through the date of such involuntary termination; and (iii) continuation of health insurance benefits for the applicable severance period. Under the terms of the Employment Agreement, Mr. Almquist agrees to certain non-competition and non-solicitation provisions during the term of his employment and any applicable severance period.

  On January 12, 1999, the Company entered into an Employment Agreement with Ruth Cox, Vice President Marketing, which governs any termination of Ms. Cox' employment that occurs prior to any change of control as contemplated by the Company's Retention Agreement with Ms. Cox dated October 23, 1998. Such Employment Agreement terminates upon a change of control and provides, among other things, that in the event of an involuntary termination, Ms. Cox shall receive a severance payment equal to: (i) either (A) an amount equal to 12 (twelve) months' salary if such termination occurs within the first year following the date of the Employment Agreement, or (B) an amount equal to 6
(six) months' salary if such termination occurs after the first year following the date of the Employment Agreement, with such amount to be paid in one lump sum payment within two weeks of the date of such involuntary termination; (ii) a pro-rated portion of any target quarterly bonus accrued to Ms. Cox through the date of such involuntary termination; and (iii) continuation of health insurance benefits for the applicable severance period. Under the terms of her Employment Agreement, Ms. Cox agrees to certain non-competition and non-solicitation provisions during the term of her employment and any applicable severance period.

  On January 18, 1999, the Company entered into an Employment Agreement with Richard Hamilton, Vice President Customer Services, which governs any termination of Mr. Hamilton's employment that occurs prior to any change of control as contemplated by the Company's Retention Agreement with Mr. Hamilton dated January 18, 1999. Such Employment Agreement terminates upon a change of control and provides, among other things, that in the event of an involuntary termination, Mr. Hamilton shall receive a severance payment equal to: (i) either (A) an amount equal to 12 (twelve) months' salary if such termination occurs within the first year following the date of the Employment Agreement, or (B) an amount equal to 6 (six) months' salary if such termination occurs after the first year following the date of the Employment Agreement, with such amount to be paid in one lump sum payment within two weeks of the date of such involuntary termination; (ii) a pro-rated portion of any target quarterly bonus accrued to Mr. Hamilton through the date of such involuntary termination; and (iii) continuation of health insurance benefits for the applicable severance period. Under the terms of his Employment Agreement, Mr. Hamilton agrees to certain non-competition and non-solicitation provisions during the term of his employment and any applicable severance period.

  On March 12, 1999, the Company entered into an Employment Agreement with William Atkinson, Senior Vice President Worldwide Sales, which governs any termination of Mr. Atkinson's employment that occurs prior to any change of control as contemplated by the Company's Retention Agreement with Mr. Atkinson dated March 12, 1999. Such Employment Agreement terminates upon a change of control and provides, among other things, that in the event of an involuntary termination, Mr. Atkinson shall receive a severance payment equal to: (i) either (A) an amount equal to 12 (twelve) months' salary if such termination occurs within the first year following the date of the Employment Agreement, or (B) an amount equal to 9 (nine) months' salary if such termination occurs after the first year following the date of the Employment Agreement, with such amount to be paid in one lump sum payment within two weeks of the date of such involuntary termination; (ii) a pro-rated portion of any target quarterly bonus accrued to Mr. Atkinson through the date of such involuntary termination; and (iii) continuation of health insurance benefits for the applicable severance period. Under the terms of his Employment Agreement, Mr. Atkinson agrees to certain non-competition and non-solicitation provisions during the term of his employment and any applicable severance period.

  The Company has entered into indemnification agreements with each of its directors and officers, which may require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' liability insurance if available on reasonable terms.

                       COMPLIANCE WITH SECTION 16(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file certain reports of ownership with the SEC and with the National Association of Securities Dealers. Such officers, directors and shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that for the fiscal year ended December 31, 1998 all Section 16(a) filing requirements applicable to its officers, directors and ten-percent shareholders were met.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

  Proposals of shareholders of the Company which are intended to be presented by such shareholders at the Company's 2000 Annual Meeting must be received by the Company no later than November 6, 1999, in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting or any postponement(s) or adjournment(s) thereof, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          CRAIG W. JOHNSON
                                          Secretary

Dated: April 13, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                             OF VERTEL CORPORATION
                      1999 ANNUAL MEETING OF SHAREHOLDERS

  The undersigned shareholder of Vertel Corporation, a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 12, 1999, and hereby appoints Gordon L. Almquist as proxy and attorney-in-fact on behalf and in the name of the undersigned to represent the undersigned at the 1999 Annual Meeting of Shareholders of Vertel Corporation to be held on May 13, 1999 at 9:00 a.m., local time, at the Hilton Hotel, 6360 Canoga Avenue, Woodland Hills, California 91367 and at any postponement or adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

                              (SEE REVERSE SIDE)
--

                                                Please mark        [X]
                                                your votes
                                                 as in this
                                                  example

 1. Election of Directors

 FOR all nominees            WITHHOLD Authority               Nominees: Class I:
 listed to the right         to vote for all                    Jeffrey Drazan
 (except as indicated)       nominees listed to the right       Howard Oriner

[ ]                          [ ]


If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list to the right.




2 Proposal to approve the amendment of the Company's 1998
  Stock Option Plan to increase the number of shares reserved for issuance thereunder by 2,500,000 to 7,700,000 shares.

     FOR                   AGAINST                  ABSTAIN

     [ ]                     [ ]                      [ ]


3. Proposal to approve the amendment of the Company's 1996 Directors' Stock Option Plan to increase the number of shares reserved for issuance thereunder by 200,000 to 560,000 shares.

     FOR                   AGAINST                  ABSTAIN

     [ ]                     [ ]                      [ ]


4. Proposal to approve the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 1999.

     FOR                   AGAINST                  ABSTAIN

     [ ]                     [ ]                      [ ]


5. In his discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

     FOR                   AGAINST                  ABSTAIN

     [ ]                     [ ]                      [ ]



THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE AMENDMENT OF THE 1998 STOCK OPTION PLAN, FOR THE AMENDMENT OF THE 1996 DIRECTORS' STOCK OPTION PLAN, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS, AND AS SAID PROXY DEEMS ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.








Date:___________________________________________________________________ , 1999

-------------------------------------------------------------------------------
Signature(s)

Date:___________________________________________________________________ , 1999

-------------------------------------------------------------------------------
Signature(s)

NOTE: (This Proxy should be marked, dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)